Exhibit 10.45

PHANTOM STOCK AWARD FOR OFFICERS

Re: Phantom Stock Grant

Dear                     :

Grant. I am pleased to inform you that the Executive Compensation Committee (the “Committee”) of the Board of Directors of BJ Services Company (the “Company”) has granted to you              shares of Phantom Stock pursuant to the BJ Services Company 2003 Incentive Plan (the “Plan”). The terms defined in the Plan are used in this Agreement with the same meaning.

Each share of Phantom Stock represents the right to receive one share of the Company’s Common Stock, at the end of the deferral period specified below. The shares of Phantom Stock hereby granted to you are subject to vesting as described below.

No Rights as a Shareholder. Until actual shares of the Company’s Common Stock are issued to you, you will not possess any rights of a stockholder of the Company with respect to the Phantom Stock, including, but not limited to, the right to vote shares or receive dividends.

Deferral Period. Subject to the vesting restrictions and provisions described below, one-third (1/3) of your Phantom Stock shares will mature and become payable to you as of             ,             . An additional one-third (1/3) will be payable on             ,              and the remaining (1/3) will be payable on             ,             . However, all deferral periods shall end and payment for the Phantom Stock will be immediately due and payable to you in the event of a Change of Control. Payment in shares will be made to you as soon as reasonably practicable following the end of the deferral period, but in no event later than the 15th day of the third month following the later of the end of the calendar year or the end of the Company’s fiscal year in which the amount vests.

Vesting. Subject to the Committee’s right to reduce the number of shares of Phantom Stock that will vest at any given time, the Phantom Stock granted hereby shall only vest, including following termination by reason of death, Disability or Retirement, if the Company shall have positive consolidated operating income for the fiscal year immediately preceding the date in which a portion of the Phantom Stock granted hereby is scheduled to vest (i.e. – for the fiscal year ending September 30,              in respect of the             ,              vesting date, for the fiscal

year ending September 30,              in respect of the             ,              vesting date and for the fiscal year ending September 30,              in respect of the             ,              vesting date) computed in accordance with accounting principles generally accepted in the United States, but then adjusted to exclude the following: (i) any amounts accrued by the Company during the fiscal year pursuant to annual incentive bonus award and stock based compensation plans or cash profit sharing plans; (ii) any discretionary or matching contributions made to savings and deferred profit sharing plans or deferred compensation plans for the fiscal year; (iii) all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to discontinued operations or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) and Statement of Financial Accounting Standards No. 144 (SFAS No. 144), as applicable; (iv) all items of gain, loss or expense for the fiscal year related to restructuring charges of subsidiaries whose operations are not included in operating income for the fiscal year; (v) asset write-downs for the fiscal year; and (vi) any profit or loss attributable to the business operations of any entity acquired by the Company during the fiscal year.

In the event that your employment is terminated for any reason other than death, Disability or Retirement prior to the end of the applicable deferral period, all Phantom Stock not yet then payable will be forfeited. If your employment is terminated due to death, Disability or Retirement, your Phantom Stock award will not be forfeited, but, will, if the Company’s applicable performance targets set forth above are met, mature and become payable at the end of the applicable deferral period. In the event of your death, your Phantom Stock award will, if the Company’s applicable performance targets set forth above are met, be paid to the representative of your estate.

Transferability. This award of Phantom Stock is not transferable by you and may not be pledged, assigned or encumbered by you in any manner. However, in the event of your death, your Phantom Stock award may be transferred by your will or by the laws of descent and distribution, and your beneficiary will receive the Phantom Stock subject to the same restrictions that are applicable to you.

Adjustment of Awards. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, re-capitalization, merger, consolidation, combination, or similar event, the terms of the Phantom Stock will be adjusted by the Committee to reflect the change.

Tax Gross-Up. To the extent that the payment by the Company of unrestricted shares of Common Stock to or on behalf of you in satisfaction of “earned” Phantom Stock (the “Stock Benefit”) constitutes taxable income to you (or, in the event of your death, your beneficiary) for federal and, where applicable, state income tax purposes, the Company shall make a tandem payment in cash to or on behalf of you (the “Tax Bonus”) in an amount such that the “net” benefit received, after paying all applicable federal and state income taxes, as well as excise or other taxes (assuming, for this purpose, the highest marginal income tax rates for individuals applied) on the Stock Benefit and this Tax Bonus, shall be equal to the Stock Benefit received before any such state or federal income, excise or other taxes thereon. The Tax Bonus shall be paid at the time that withholding is required with respect to the payment of the earned Phantom

Stock, to the extent payment is necessary to satisfy the withholding obligation thereon and on the portion of the Tax Bonus then paid, and the remainder of the Tax Bonus shall be paid at such time or times as the Company determines to be appropriate, but not later than the April 15th following the calendar year in which Phantom Stock becomes taxable to you. The Company shall have the right to withhold from the Tax Bonus all tax amounts the Company is obligated under any law to withhold with respect to the payment of the unrestricted shares of Common Stock and the payment of the Tax Bonus.

Amendment. The Committee may amend this award and may waive, amend, or accelerate any requirement or condition to the payment of the award, but may not amend the award in a manner that would adversely affect your rights without your consent.

Awards Subject to Plan Terms. The terms of this Phantom Stock award are intended to be consistent with and subject to the terms of the Plan and shall be construed accordingly. In the event of a conflict, the terms of the Plan shall control. By signing below, you agree that this award is governed by the terms of the Plan.

This grant shall be void and of no effect unless you execute and return this Agreement within ninety (90) days of the above date. Please sign and date both copies of this document and return one copy to Mia Mullins in the Legal Department. The other copy is for your records.

Very truly yours,

J. W. Stewart
Chairman, President and
Chief Executive Officer

[Officer]

Date: ,